UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive

West Point, Georgia 31833

(Address of principal executive offices)

Registrant’s telephone number, including area code: (706) 385-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On May 10, 2005, the Compensation Committee of the Board of Directors of ITC^DeltaCom, Inc. (the “Company”) determined the amount of stock-based awards and 2005 annual base salaries for some of the Company’s named executive officers, as defined in Item 402(a)(3) of Regulation S-K. The Compensation Committee awarded restricted stock units for 34,000 shares of common stock to J. Thomas Mullis, Senior Vice President-Legal and Regulatory, and for 91,000 shares of common stock to Sara L. Plunkett, Senior Vice President, Finance and Controller. In determining the amount of stock unit awards to the foregoing named executive officers, the Compensation Committee considered, among other factors, each officer’s 2004 performance and the amount and terms of stock-based awards previously granted to the officer. The stock units vest over a four-year period in four equal installments beginning on the first anniversary of the grant date. All of the stock unit awards were made pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan. The Compensation Committee also determined to raise the base salary of Mr. Mullis to $200,000 from $175,000, effective on May 1, 2005, and the base salary of Ms. Plunkett to $175,000 from $130,000, effective on April 1, 2005. The Compensation Committee determined the 2005 base salaries of the foregoing named executive officers on the basis of its evaluation of, among other factors, their responsibilities, past performance and expected contribution to future operations.

The Company maintains an annual bonus plan for the benefit of its corporate officers, including its named executive officers, and certain other employees of the Company and its subsidiaries. Bonuses are typically specified as a percentage of the employee’s annual base salary. On May 10, 2005, the Compensation Committee established target bonus awards for 2005 based on the achievement of specified levels of “EBITDA,” which is defined as net income (or net loss) before interest expense, income tax expense, depreciation expense and amortization expense, as adjusted for designated items.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2005	ITC^DELTACOM, INC.

/s/ J. Thomas Mullis
J. Thomas Mullis Senior Vice President-Legal and Regulatory